Exhibit 99.1

PRIMERICA REPORTS FOURTH QUARTER 2015 RESULTS

22% growth in life insurance policies issued

8% increase in life insurance licensed representatives to 106,710

Diluted EPS of $0.97 and diluted operating EPS of $1.01

16.7% net income return on stockholders’ equity and 18.2% net operating income return on adjusted stockholders’ equity (ROAE)

Duluth, GA, February 10, 2016 – Primerica, Inc. (NYSE: PRI) announced today financial results for the quarter ended December 31, 2015.  Total revenues were $354.1 million in the fourth quarter of 2015 and net income was $47.9 million, or $0.97 per diluted share.  For the full year 2015, total revenues were $1.41 billion and net income was $189.9 million, or $3.70 per diluted share.

Glenn Williams, Chief Executive Officer said, “We achieved record results in 2015 with a 12% increase in diluted operating EPS and a 160 basis points increase in ROAE to 16.9% compared with 2014.  We also made great strides in expanding distribution in 2015 achieving an 8% increase in the size of our life insurance licensed salesforce which played a critical role in the 18% year-over-year growth in life insurance policies issued.  In addition, Investment and Savings Products sales grew despite market volatility.  Our strong across-the-board performance is evidence of our company-wide momentum and outstanding sales force leadership.”

In the fourth quarter, operating revenues increased 3% to $357.5 million and net operating income increased 2% to $50.2 million from the prior year period.  Ongoing share repurchases helped drive a 12% increase in diluted net operating income per share to $1.01 while ROAE expanded to 18.2% on an operating basis versus 16.4% in the fourth quarter of 2014.  Solid operating results in the quarter reflect 17% growth in the Term Life segment’s operating income before income taxes, primarily achieved with an 11% increase in net premiums versus the year ago period.  Slightly lower Investment and Savings Products (ISP) sales and average client asset values in the quarter led to a 1% decline in ISP operating income before income taxes compared with the fourth quarter of 2014.  Year-over-year, net investment income fell due to market conditions and continued share repurchases.  The declining Canadian dollar value reduced operating revenues by approximately $10 million and net operating income by approximately $2 million versus the prior year period.

For the full year 2015, operating revenues and net operating income grew 5% to $1.41 billion and $191.1 million, respectively, versus 2014 while diluted net operating income per share rose 12% to $3.72. 2015 results reflect a 10% increase in Term Life net premiums and a 14% increase in Term Life operating income before income taxes. ISP sales and client asset values were modestly higher with ISP operating income before income taxes remaining flat year-over-year. Insurance and other operating expenses grew 3% compared to the prior year, while net investment income declined 12% due to the market conditions, lower portfolio yields and continued share repurchases during the year. Downward pressure from the weakening Canadian dollar value impacted net operating income by approximately $7 million year-over-year.  During the year, we increased share repurchases by $50 million to $200 million enabling the retirement of approximately 8% of common stock outstanding as of December 31, 2014.

Distribution & Segment Results

Distribution Results
	Q4 2015	Q4 2014	% Change	Q3 2015	% Change

Life Licensed Sales Force (1)	106,710	98,358	8%	104,702	2%
Recruits	48,624	43,054	13%	65,945	(26)%
New Life-Licensed Representatives	10,547	8,510	24%	11,160	(5)%
Life Insurance Policies Issued	69,627	56,949	22%	66,658	4%
Life Productivity (2)	0.22	0.19	*	0.22	*
ISP Sales ($ billions)	$1.41	$1.46	(3)%	$1.37	3%
Average client asset value ($ billion)	$47.52	$48.24	(1)%	$47.96	(1)%

(1) End of period
(2) Life productivity is the average monthly rate of new policies issued per life insurance licensed representative
* Not calculated

Segment Results
	Q4 2015	Q4 2014	% Change	Q3 2015	% Change
		($ in thousands)
Operating Revenues: (1)
Term Life Insurance	$200,165	$180,329	11%	$197,200	2%
Investment and Savings Products	129,408	131,383	(2)%	128,656	1%
Corporate and Other Distributed Products	27,916	34,425	(19)%	30,227	(8)%
Total operating revenues (1)	$357,489	$346,137	3%	$356,083	*

Operating Income (loss) before income taxes: (1)
Term Life Insurance	$45,926	$39,267	17%	$46,519	(1)%
Investment and Savings Products	38,481	39,039	(1)%	34,811	11%
Corporate and Other Distributed Products	(8,653)	(3,874)	123%	(6,118)	41%
Total operating income before income taxes (1)	$75,754	$74,432	2%	$75,212	1%

(1) See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.
* Less than 1%

Life Insurance Licensed Sales Force. The life insurance licensed sales force grew 8% year-over-year driven by a 13% increase in recruiting of new representatives and a 24% increase in new life insurance licenses indicative of strong recruiting trends and licensing focus in the second half of 2015. On a sequential quarter basis, recruiting and new life insurance licenses declined reflecting strong distribution results in the third quarter as well as seasonally lower activity levels in the fourth quarter.

Term Life Insurance.  In the fourth quarter of 2015, the 22% increase in term life insurance policies issued was driven by the larger life insurance licensed sales force and productivity that continued to be at the high-end of the historical range.  Term Life operating revenues increased 11% to $200.2 million driven by 11% growth in net premiums versus the year ago period and operating income before income taxes grew 17% to $45.9 million.  Seasonally lower persistency during the current quarter was slightly below prior year levels and contributed to DAC amortization outpacing premium growth.  While incurred claims were in line with historical levels in both the current and prior years, the lower persistency combined with a prior year revision to reserve assumptions on certain supplemental benefits led to benefits and claims increasing at a slower pace than premiums.  Insurance expenses increased 9% versus the prior year period largely due to growth in premiums, and the run-off of Citi reinsurance expense allowances.

Investment and Savings Products.  Investment and Savings Products net inflows were approximately $245 million while average client asset values declined 1% year-over-year to $47.5 billion primarily reflecting the year-over-year decline in the Canadian dollar value.  ISP sales of $1.41 billion were up 3% from the third quarter of 2015 and down 3% from the strong sales in the prior year period.  These items led to a 2% decline in ISP segment operating revenues to $129.4 million and a 1% decline in operating income before income taxes to $38.5 million compared with the fourth quarter of 2014. Account-based revenue increased 10% year-over-year due to the addition of a mutual fund provider on the record keeping platform earlier this year. DAC amortization was lower than generally seen in the fourth quarter primarily due to revised assumptions for future redemptions based on emerging experience.

Corporate and Other Distributed Products.  Operating revenues were $27.9 million, and operating losses before income taxes increased to $8.7 million in the fourth quarter of 2015.  The increased loss was driven by a $5.6 million decline in the segment’s net investment income year-over-year primarily due to a negative mark-to-market on the deposit asset backing a Citi reinsurance agreement. Our general account investment portfolio saw similar market pressures with net unrealized gains declining from $76.6 million at September 30, 2015 to $49.3 million at year-end largely due to higher interest rates and credit spread widening during the quarter.  Also contributing to the decline in net investment income was an unusually high level of income from called securities in the prior year period, a slight decline in portfolio yield and continued share repurchases throughout 2015.

Taxes
The effective income tax rate for the fourth quarter of 2015 was 33.8%, down slightly from 34.2% in the prior year period.  The decline is largely due to lower state income taxes and lower non-deductible expense items that more than offset the impact of higher residual U.S. taxes on current year Canadian earnings.

Capital
In the fourth quarter of 2015, Primerica repurchased $19.0 million, or 405,765 shares, of its common stock bringing full year 2015 aggregate purchases to $200.0 million, or 4.3 million shares.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 450% as of December 31, 2015, well positioned to support existing operations and fund future growth.

Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, operating revenues, operating income before income taxes, net operating income, adjusted stockholders’ equity and diluted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering for all periods presented.  Operating revenues, operating income before income taxes, net operating income, and diluted operating earnings per share exclude the impact of realized investment gains and losses, including other-than-temporary impairments (OTTI), for all periods presented.  Operating income before income taxes, net operating income, and diluted operating earnings per share also exclude the compensation expense recorded in 2014 associated with the CEO transition agreements discussed in our Current Report on Form 8-K dated January 2, 2015. Adjusted stockholders' equity excludes the impact of net unrealized investment gains and losses recorded in other comprehensive income (loss) for all periods presented.  The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information
Primerica will hold a webcast Thursday, February 11, 2016 at 10:00 am ET, to discuss fourth quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements
Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, such as the DOL’s recent proposed rule defining who is a “fiduciary” of a qualified retirement plan as a result of giving investment advice; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for our sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates . These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.
Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured approximately 5 million lives and have over 2 million client investment accounts at December 31, 2015. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Keith Hancock
470-564-6328
Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2015	December 31, 2014
	(In thousands)
Assets:
Investments:
Fixed-maturity securities available-for-sale, at fair value	$1,731,459	$1,759,120
Fixed-maturity securities held-to-maturity, at amortized cost	365,220	220,000
Equity securities available-for-sale, at fair value	47,839	53,390
Trading securities, at fair value	5,358	7,711
Policy loans	28,627	28,095
Total investments	2,178,503	2,068,316
Cash and cash equivalents	152,294	191,997
Accrued investment income	17,080	17,401
Due from reinsurers	4,110,628	4,115,533
Deferred policy acquisition costs, net	1,500,259	1,351,180
Premiums and other receivables	193,841	181,660
Intangible assets, net	58,318	61,720
Deferred income taxes	30,112	36,082
Other assets	307,185	273,403
Separate account assets	2,063,899	2,440,303
Total assets	$10,612,119	$10,737,595

Liabilities and Stockholders’ Equity:
Liabilities:
Future policy benefits	$5,431,711	$5,264,608
Unearned premiums	628	912
Policy claims and other benefits payable	238,157	245,829
Other policyholders’ funds	356,123	344,978
Notes payable	374,585	374,532
Surplus note	365,220	220,000
Income taxes	148,125	140,467
Other liabilities	416,417	410,629
Payable under securities lending	71,482	50,211
Separate account liabilities	2,063,899	2,440,303
Total liabilities	9,466,347	9,492,469

Stockholders’ equity:
Common stock	483	522
Paid-in capital	180,250	353,337
Retained earnings	952,804	795,740
Accumulated other comprehensive income (loss), net of income tax:	12,235	95,527
Total stockholders’ equity	1,145,772	1,245,126
Total liabilities and stockholders’ equity	$10,612,119	$10,737,595

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,
	2015	2014
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$591,856	$578,905
Ceded premiums	(396,838)	(401,359)
Net premiums	195,018	177,546
Commissions and fees	132,794	135,267
Net investment income	17,546	22,728
Realized investment gains (losses), including OTTI	(3,360)	(1,074)
Other, net	12,131	10,596
Total revenues	354,129	345,063

Benefits and expenses:
Benefits and claims	85,694	82,578
Amortization of deferred policy acquisition costs	44,334	39,544
Sales commissions	67,536	68,790
Insurance expenses	29,667	26,937
Insurance commissions	4,388	3,343
Interest expense	7,471	8,700
Other operating expenses	42,645	46,041
Total benefits and expenses	281,735	275,933
Income from continuing operations before income taxes	72,394	69,130
Income taxes	24,445	23,664
Income from continuing operations	47,949	45,466
Income (loss) from discontinued operations, net of income taxes	-	-
Net income	$47,949	$45,466

Basic earnings per share:
Continuing operations	$0.97	$0.84
Discontinued operations	-	-
Basic earnings per share	$0.97	$0.84

Diluted earnings per share:
Continuing operations	$0.97	$0.84
Discontinued operations	-	-
Diluted earnings per share	$0.97	$0.84

Shares used in computing earnings per share:
Basic	49,061	53,421
Diluted	49,093	53,470

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Year ended December 31,
	2015	2014
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$2,345,444	$2,301,332
Ceded premiums	(1,595,220)	(1,616,817)
Net premiums	750,224	684,515
Commissions and fees	537,146	527,166
Net investment income	76,509	86,473
Realized investment gains (losses), including OTTI	(1,738)	(261)
Other, net	43,173	40,731
Total revenues	1,405,314	1,338,624

Benefits and expenses:
Benefits and claims	339,315	311,417
Amortization of deferred policy acquisition costs	157,727	144,378
Sales commissions	274,893	268,775
Insurance expenses	123,021	114,046
Insurance commissions	16,340	15,353
Interest expense	33,507	34,570
Other operating expenses	169,530	174,363
Total benefits and expenses	1,114,333	1,062,902
Income from continuing operations before income taxes	290,981	275,722
Income taxes	101,110	95,888
Income from continuing operations	189,871	179,834
Income (loss) from discontinued operations, net of income taxes	-	1,578
Net income	$189,871	$181,412

Basic earnings per share:
Continuing operations	$3.70	$3.26
Discontinued operations	-	0.03
Basic earnings per share	$3.70	$3.29

Diluted earnings per share:
Continuing operations	$3.70	$3.26
Discontinued operations	-	0.03
Diluted earnings per share	$3.70	$3.29

Shares used in computing earnings per share:
Basic	50,881	54,567
Diluted	50,913	54,598

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended December 31,
	2015	2014	% Change
Operating revenues	$357,489	$346,137	3%
Realized investment gains (losses), including OTTI	(3,360)	(1,074)
Total revenues	$354,129	$345,063	3%

Operating income before income taxes	$75,754	$74,432	2%
Realized investment gains (losses), including OTTI	(3,360)	(1,074)
Other operating expense - impact of Co-CEO transition agreements	-	(4,228)
Income before income taxes	$72,394	$69,130	5%

Net operating income	$50,173	$48,953	2%
Realized investment gains (losses), including OTTI	(3,360)	(1,074)
Other operating expense - impact of Co-CEO transition agreements	-	(4,228)
Tax impact of reconciling items	1,136	1,815
Income from continuing operations	47,949	45,466	5%
Net income	$47,949	$45,466

Diluted operating earnings per share (1)	$1.01	$0.91	11%
Net after-tax impact of operating adjustments	(0.04)	(0.07)
Diluted earnings per share (1)	$0.97	$0.84	15%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Year ended December 31,
	2015	2014	% Change
Operating revenues	$1,407,052	$1,338,885	5%
Realized investment gains (losses), including OTTI	(1,738)	(261)
Total revenues	$1,405,314	$1,338,624	5%

Operating income before income taxes	$292,719	$280,211	4%
Realized investment gains (losses), including OTTI	(1,738)	(261)
Other operating expense - impact of Co-CEO transition agreements	-	(4,228)
Income before income taxes	$290,981	$275,722	6%

Net operating income	$191,052	$182,793	5%
Realized investment gains (losses), including OTTI	(1,738)	(261)
Other operating expense - impact of Co-CEO transition agreements	-	(4,228)
Tax impact of reconciling items	557	1,530
Income from continuing operations	189,871	179,834	6%
Income from discontinued operations, net of income taxes	-	1,578
Net income	$189,871	$181,412

Diluted operating earnings per share (1)	$3.72	$3.31	12%
Net after-tax impact of operating adjustments and discontinued operations	(0.02)	(0.02)
Diluted earnings per share (1)	$3.70	$3.29	12%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2015	2014
Adjusted direct premiums	$259,700	$233,044
Premiums ceded to Citigroup	324,870	337,501
Direct premiums	$584,570	$570,545

Other ceded premiums	$(69,310)	$(60,977)
Premiums ceded to Citigroup	(324,870)	(337,501)
Ceded premiums	$(394,180)	$(398,478)

Net premiums	$190,390	$172,067

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2015	2014
Operating revenues	$27,916	$34,425
Realized investment gains (losses), including OTTI	(3,360)	(1,074)
Total revenues	$24,556	$33,351

Operating loss before income taxes	$(8,653)	$(3,874)
Realized investment gains (losses), including OTTI	(3,360)	(1,074)
Other operating expense - impact of Co-CEO transition agreements	-	(4,228)
Loss from continuing operations before income taxes	$(12,013)	$(9,176)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	December 31, 2015	December 31, 2014
Adjusted stockholders' equity	$1,113,736	$1,171,280
Unrealized net investment gains recorded in stockholders' equity, net of income tax	32,036	73,846
Stockholders' equity	$1,145,772	$1,245,126